EXHIBIT 99.1

NIMIN ENERGY ANNOUNCES THAT DUE BILL TRADING WILL APPLY TO THE

INITIAL DISTRIBUTION PREVIOUSLY ANNOUNCED ON SEPTEMBER 24, 2012

Carpinteria, CA – September 28, 2012 – NiMin Energy Corp. (TSX:NNN) (the “Company” or “NiMin”) announces that notwithstanding the Company’s press release dated September 24, 2012, the Toronto Stock Exchange (“TSX”) has now determined that its “Due Bill” trading procedures will apply to the initial distribution to shareholders of US$1.01 per common share (“Common Share”) of the Company which was previously announced on September 24, 2012. The distribution will be made as a return of capital to shareholders of record at the close of business on October 9, 2012, and the stated capital of the Company will be reduced accordingly. The distribution will be payable on October 22, 2012.

Pursuant to the TSX’s “Due Bill” trading procedures, trades of Common Shares entered into from and including October 4, 2012 until and including October 22, 2012 will have a Due Bill attached which will allow the purchaser to receive the initial distribution instead of the seller, even if such trades are settled after the October 9, 2012 record date. Thus, any trades that are executed during the Due Bill process will be automatically flagged to ensure that purchasers receive the entitlement and sellers do not.

Investors who enter into trades to purchase Common Shares on or after the ex-distribution date of October 23, 2012 will not be entitled to the distribution. The Due Bills will be redeemed on October 25, 2012 once all trades with attached Due Bills entered into up to October 22, 2012 have settled.

Further details regarding the future delisting of the Common Shares from the TSX and subsequent listing on the NEX, a separate board of the TSX Venture Exchange, as further disclosed in the Company’s management information circular dated May 23, 2012, will be provided in a subsequent press release.

About NiMin Energy

NiMin is a public company whose shares are listed for trading on the Toronto Stock Exchange (TSX) under the symbol “NNN”.

Cautionary Statements

This news release contains forward-looking statements and information (“forward-looking statements”) within the meaning of applicable securities laws including statements regarding further announcements regarding the initial distribution to shareholders of the Company and payment thereof. Although NiMin believes that the expectations reflected in its forward-looking statements are reasonable, such statements have been based upon currently available information to NiMin. Such statements are subject to known and unknown risks, uncertainties and other factors that could influence actual results or events and cause actual results or events to differ materially from those stated, anticipated or implied in forward-looking statements. The risks, uncertainties, material assumptions and other factors that could affect actual results are discussed in more detail in NiMin’s management information circular and its Annual Information Form/Annual Report on Form 10-K and other documents available at www.sedar.com and www.sec.gov. Readers are cautioned to not place undue reliance on forward-looking statements. The statements in this press release are made as of the date of this release, and, except as required by applicable law, NiMin does not undertake any obligation to publicly update or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this document are expressly qualified by this cautionary statement. NiMin undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of NiMin or the transactions discussed herein.

CONTACTS:

Jonathan Wimbish, CFA

NiMin Energy Corp.

Chief Financial Officer

+1 (805) 566-2900

jwimbish@niminenergy.com